SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    FEBRUARY 23, 1998

                                COMPSCRIPT, INC.

             (Exact name of registrant as specified in its charter)

      FLORIDA                      0-20594                     65-0506539
(State or other jurisdiction    (Commission File             (IRS Employer
 or incorporation)                  Number)                  Identification No.)

        1225 BROKEN SOUND PARKWAY N.W., SUITE A, BOCA RATON,FLORIDA 33487
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code       (561) 994-8585

          (Former name or former address, if changed since last report)

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Item 5. OTHER EVENTS

                  On February 23, 1998, CompScript, Inc. (the "CompScript") and Omnicare, Inc. ("Omnicare") entered into the Agreement and Plan of Merger, dated as of February 23, 1998 (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to conditions thereof, a wholly owned subsidiary of Omnicare to be formed solely for purposes of effecting such merger will merge with and into CompScript (the "Merger"). CompScript will be the surviving corporation in the Merger.

                  In the Merger, each outstanding share of Common Stock, par value $.0001 per share (the "Shares"), of CompScript (other than shares held by holders exercising dissenter's rights under applicable law) will be converted into a fraction of a share of the common stock of Omnicare, par value $1.00 per share ("Omnicare Common Stock"), equal to the Conversion Ratio (as defined below), plus cash in lieu of receipt of fractional Omnicare Common Stock.

         The "Conversion Ratio" will be equal to the quotient obtained by dividing (x) $4.50 by (y) the average of the closing price per share of the Omnicare Common Stock as reported on the NYSE Composite Tape on each of the last ten trading days immediately preceding the fifth trading day prior to the closing date of the Merger (the "Omni Market Value"); PROVIDED, HOWEVER, that
(i) if the Omni Market Value is less than $29.325, the Omni Market Value shall be deemed to be $29.325 for purposes of calculating the Conversion Ratio, and
(ii) if the Omni Market Value is greater than $39.675, then the Omni Market Value shall be deemed to be $39.675 for purposes of calculating the Conversion Ratio. Notwithstanding the foregoing, in the event the Omni Market Value is less than $24.15 or more than $44.85, Omnicare and CompScript will seek to renegotiate a new acceptable Conversion Ratio. In the event that Omnicare and CompScript are unable to establish a mutually acceptable Conversion Ratio within two business days after the closing date of the Merger, then if the Omni Market Value is (i) less than $24.15, CompScript shall have the right to terminate the Merger Agreement or (ii) more than $44.85, Omnicare shall have the right to terminate the Merger Agreement.

         In connection with the execution of the Merger Agreement, Omnicare and CompScript entered into a Stock Option Agreement, dated as of February 23, 1998 (the "Stock Option Agreement") under which CompScript has granted Omnicare an option to purchase up to 2,800,000 newly issued Shares at $4.50 per Share if certain triggering events occur.

         In addition, the Principal Shareholder has entered into a Voting Agreement dated as of February 23, 1998 (the "Voting Agreement") pursuant to which the Principal Shareholder has agreed, subject to certain exceptions, to vote his Shares in favor of adoption of the Merger Agreement and approval of the Merger, to vote such Shares against any contrary transaction, to grant to Omnicare an irrevocable proxy to vote such Shares for such purposes and not to dispose of such Shares.

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         The purpose of the Stock Option Agreement and the Voting Agreement is
to facilitate the consummation of the transactions contemplated by the Merger Agreement. The Stock Option Agreement and the Voting Agreement may also make it more difficult and expensive for CompScript to consummate a business combination with a party other than Omnicare.

         Upon consummation of the Merger, the Shares would cease to be quoted on the Nasdaq and would become eligible for termination of registration pursuant to
Section 12(g)(4) of the Securities Exchange Act of 1934.

         The foregoing summaries of the Merger Agreement, Stock Option Agreement and Voting Agreement (collectively the "Agreements") are qualified in their entirety by reference to the full text of such Agreements, a copy of which are filed hereto.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (1) Merger Agreement between CompScript, Inc. and Omnicare, Inc. dated February 23, 1998.

         (2) Stock Option Agreement between CompScript, Inc. and Omnicare, Inc. dated February 23, 1998.

         (3) Voting Agreement between Brian A. Kahan and Omnicare, Inc. dated February 23, 1998.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   COMPSCRIPT, INC.

                                                   By: /S/ BRIAN A. KAHAN
                                                       -------------------------
                                                        Brian A. Kahan
                                                        Chief Executive Officer

DATED:  March 10, 1998


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                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION

(1) Merger Agreement between CompScript, Inc. and Omnicare, Inc. dated February 23, 1998

(2) Stock Option Agreement between CompScript, Inc. and Omnicare, Inc. dated February 23, 1998.

(3) Voting Agreement between Brian A. Kahan and Omnicare, Inc. dated February 23, 1998.